Exhibit 10.16

                       Polaroid Corporation
                      Cambridge, Massachusetts  02139

I. M. Booth
Chairman
President and Chief Executive Officer




                                   May 6, 1994



Mr. Enrico Ancona
180 Beacon Street
Boston, MA 02116

Dear Henry:

I am delighted to be able to offer you a Senior Officer position with Polaroid Corporation. This will serve to confirm our agreements and arrangements under which you will be joining us.

Your title will be Executive Vice President, Electronic Imaging Systems. In that capacity, you will have line responsibility for, among other things, world-wide sales, marketing, development and manufacturing (i) of electronic imaging systems, including peripherals, systems and print media across consumer, industrial and other markets and (ii) government identification systems, both electronic and photographic.

You will report to the Chief Executive Officer, currently me. Your base salary will be $275,000 per year. Your compensation will be included in the Officer Pay Review held in April of each year. Your next pay review will be in April of 1995.
Your base salary may be increased but never decreased unless it is a corporate initiative impacting other Senior Officers.

RETIREMENT PLANS

After one year of employment, you will participate in two qualified retirement plans, the Polaroid Pension Plan (5 years vesting) and the Polaroid Profit Sharing Retirement Plan. Polaroid's Pension Plan is a Company paid benefit plan. We will provide you the special pension benefits provided on Exhibit A hereto through an unfunded non-qualified Supplemental Executive Retirement Plan ("SERP").


ESOP, OCEP

After two years of employment, you will become a participant in the Polaroid Stock Equity Plan (the ESOP). In addition, you will participate in the Polaroid Officer's Compensation Exchange
Plan.

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Mr. Enrico Ancona
May 6, 1994
Page 2 of 4


BONUS

Immediately upon joining us, you will be enrolled in the Executive Bonus Plan which pays you a percentage of your salary if the Company achieves its financial plan for adjusted profit from operations. You will be classified as a Senior Officer in this Plan, such that your Bonus Opportunity Target will be 43% of your 1994 earnings based on 100% attainment of the financial plan. The Bonus Opportunity Target will not be prorated for 1994 even though you will commence employment in mid year. In addition you will receive a sign-on bonus of $75,000 promptly after commencing employment.

OPTIONS

Also, upon joining us, you will be enrolled in the Polaroid Stock Incentive Plan which enables officers and other key employees to increase their ownership in the Company. You will be granted 25,000 options on hire which will be vested in accordance with the rules governing the Polaroid Stock Incentive Plan. You will, in any event, receive quarterly dividend equivalent payments for each share on which you have an option until the option is either exercised or expires. To receive this grant, you will have to return to us a signed agreement signifying your acceptance of the terms and conditions of the grant (attached as an Exhibit).

SEVERANCE

If during your initial 60 months of employment, your employment is terminated:

(A) at Polaroid's initiative for any reason other than deliberate or gross material misconduct on your part where such misconduct was the result of actions taken by you neither in good faith nor in a manner reasonably believed to be in or not opposed to the best interest of the Corporation, or if criminal in nature, not the result of actions taken by you which you had no reasonable cause to believe were unlawful ("Cause"), or

(B) at your initiative on account of your reassignment by Polaroid to a position of significantly lesser responsibility, relocation outside of the Boston metropolitan area, the termination or reduction of your benefits under the Polaroid Supplemental Benefit Plan, reduction of benefits under the SERP caused by limitations imposed by the Internal Revenue Code of 1986, as amended from time to time, or any other limitations under the law, or breach by the Company of any of its material obligations hereunder not cured within ten days of written notice thereof ("Good Reason"),
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Mr. Enrico Ancona
May 6, 1994
Page 3 of 4


you will receive as severance 24 months pay at the rate in effect on the date of termination. If your employment is terminated thereafter without Cause or for Good Reason, you will receive as severance 12 months pay at the rate in effect at your termination. All severance will be paid in a lump sum immediately following termination and will not be subject to offset for other employment nor shall there be any mitigation obligation. In addition, you will receive any accrued but unpaid bonuses, including a prorated bonus, for the year of termination.

Immediately upon joining the Company you will become a participant in the Polaroid Extended Severance Plan, which provides certain benefits for employees who are adversely affected following a significant change in ownership or control of the Company. If you become entitled to Extended Severance Payment as provided in Article III of the Plan, such entitlement shall be separate from any entitlement you may have under the arrangements described here; and similarly, your entitlement to payment under this arrangement shall not provide any offset against the entitlement you would otherwise have under the Plan. A copy of the Polaroid Extended Severance Plan is included for your information.

Should you become entitled to severance pay for any of the reasons discussed, you will also be entitled to continued participation in all group life, disability, and medical insurance plans with continued Company contribution at the contribution rate in effect on the date of your separation for a period equal to the severance period (i.e., 24 months or 12 months), except that this coverage will cease if and when you become re-employed at an earlier date with comparable coverage. To the extent that greater benefits become available under Article V, Section 5.02 of the Polaroid Extended Severance Plan, if applicable, you would, of course, be entitled to those greater benefits.

If at any time you voluntarily resign (except as provided under the Polaroid Extended Severance Plan or for Good Reason above), you will have no severance entitlement or benefit continuation entitlement, except as may be required by law and you will receive any accrued but unpaid salary and vacation. Bonuses will be paid in accordance with the provisions of the Plan.

VACATION/BENEFITS

You will be entitled to four weeks vacation each year starting in 1994. Of course, you will participate in all other health, medical, dental, life, and disability benefit programs and receive employment perquisites on a basis consistent with other Polaroid Senior
Officers.

Mr. Enrico Ancona
May 6, 1994
Page 4 of 4


OTHER

We will pay your reasonable legal fees incurred in negotiating this agreement. If we have any dispute as to or in connection with this agreement, such dispute shall be resolved by arbitration in Boston before the American Arbitration Association pursuant to its rules. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court having jurisdiction. Neither we nor you may assign this agreement or the obligations hereunder. This is the entire agreement between us with regard to the subject matter hereof and it may not be amended or terminated orally, but only by a writing signed by the party to be charged.

Henry, we are all extremely impressed with you personally and professionally. I feel certain that you will be a valuable addition to Polaroid Corporation and look forward to you joining us.

If these terms are acceptable to you, please sign the duplicate copy and return it to me.

                         Sincerely,

                         I. M. Booth


                         I. M. Booth
                         Chairman, President and
                         Chief Executive Officer









I accept the terms and conditions as outlined in this letter.


Enrico I. Ancona                                   May 6, '94
___________________________________________________________________
Enrico Ancona                                         Date